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                       DUALSTAR TECHNOLOGIES CORPORATION
                               11-30 47TH AVENUE
                        LONG ISLAND CITY, NEW YORK 11101

Supplement, dated November 25, 1998, to
Proxy Statement, dated October 27, 1998--
Annual Meeting of Stockholders to be held on December 16, 1998


     The following supplemental information is being furnished to stockholders of record on October 26, 1998 of DualStar Technologies Corporation (the "Corporation") in connection with the solicitation by the Board of Directors of proxies in connection with the Corporation's Annual Meeting of Stockholders to be held on December 16, 1998.

PROPOSED ADDITIONAL DIRECTOR

     As described in the Notice of Annual Meeting and Proxy Statement dated October 27, 1998, it is proposed that at the Annual Meeting stockholders of the Corporation will be asked to consider and vote upon the election of 7 directors of the Corporation to hold office until the 1999 Annual Meeting of Stockholders. The nominees for such election are set forth in the Proxy Statement.

     On November 25, 1998, the Corporation consummated a loan to the Corporation in the amount of $2,500,000 by Technology Investors Group, LLC ("TIG"), a newly formed Delaware limited liability company. The loan is convertible at the option of TIG into Common Stock of the Corporation totaling 19.9% of the presently outstanding number of shares of Common Stock. In connection with such loan, the Corporation has agreed to hold a special meeting of the Board of Directors within 90 days for the purpose of increasing the number of directors of the Corporation from 7 to 8 directors and to consider the election of a person designated by TIG reasonably acceptable to the Board of Directors to fill the newly created directorship for a term until the 1999 Annual Meeting of Stockholders. It is anticipated that such action will occur after the 1998 Annual Meeting of Stockholders and, accordingly, stockholders will not vote on such additional director. Each of the nominees for election as director at the 1998 Annual Meeting has advised the Corporation that he presently intends to vote in favor of such action. TIG has advised the Corporation that it has not determined who it will designate as the new director.